Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth to Acquire 14 Santander Bank Branches in Central Pennsylvania
Acquisition extends First Commonwealth’s footprint and provides additional funding to efficiently support continued growth
INDIANA, PA -- (04/22/19) -- First Commonwealth Financial Corporation (NYSE: FCF) today announced that its banking subsidiary, First Commonwealth Bank (“First Commonwealth”), has signed a definitive agreement to acquire 14 branches located in State College, Lock Haven, Williamsport and Lewisburg, Pennsylvania, with approximately $525 million of deposits and $120 million of retail and business loans (as of March 31, 2019) from Santander Bank, N.A. (“Santander”).
“The contiguous expansion of our footprint into these new towns, which have complementary demographics and culture to our core Western Pennsylvania markets, makes perfect sense for us. These branches have a long history as community bank branches. We look forward to improving the financial lives of our new neighbors and businesses in these communities,” said T. Michael Price, Chief Executive Officer of First Commonwealth.
“The deposits that we are acquiring with these branches provide low-cost, stable funding that will immediately improve our profitability and, more importantly, allow us to continue the steady pace of our loan growth in the face of a competitive deposit market,” Price continued. “This transaction is similar in size and scope to the four low-risk transactions that we have completed in recent years, each of which has exceeded our expectations.”
The acquisition provides First Commonwealth with the opportunity to expand its Pennsylvania footprint by adding approximately 22,000 retail and small business households.
First Commonwealth will pay a 7.05% premium on average total deposits acquired at close. First Commonwealth intends to apply the cash received at closing to repay wholesale borrowings, which is expected to reduce First Commonwealth’s loan to deposit ratio to 90% and improve its net interest margin. The acquisition is expected to be immediately accretive to First Commonwealth’s earnings per share.
The transaction is subject to regulatory approval and is expected to close in the third quarter of 2019. First Commonwealth was advised by the investment banking firm of RBC Capital Markets and the law firm Squire Patton Boggs.

Exhibit 99.1

An investor presentation accompanies this press release and can be found on First Commonwealth’s investor relations page www.fcbanking.com/investorrelations.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with 137 community banking offices in 22 counties throughout western and central Pennsylvania and throughout Ohio, as well as corporate banking centers in Pittsburgh, Pennsylvania, and Cleveland and Columbus, Ohio. The company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Dublin, Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.  For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties, many of which are beyond our control. Risk factors relating both to the transaction and the integration of the branch customers into First Commonwealth after the completion of the transaction include, without limitation:

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Completion of the transaction is dependent on, among other things, receipt of regulatory approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all.

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The transaction may be more expensive to complete and the anticipated benefits may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

Exhibit 99.1

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The integration of the acquired customers and operations into First Commonwealth, which will include conversion of data and information from Santander’s operating systems to our own, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse consequences.

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First Commonwealth's ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, First Commonwealth may incur more credit losses from the acquired loan portfolio than expected and deposit costs or attrition may be greater than expected.

For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 2018. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Media Relations
Jonathan E. Longwill
Vice President / Communications and Media Relations
Phone: 724-463-6806
JLongwill@fcbanking.com

Investor Relations
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com
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